UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 29, 2006

United Development Funding III, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-127891 (1933 Act)	20-3269195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1702 N. Collins Boulevard, Suite 100, Richardson, Texas 75080
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2006, United Development Funding III, L.P. (the “Partnership”) originated a loan to United Development Funding, L.P., a Nevada limited partnership and an affiliate of the Partnership (the “Borrower”), in the principal amount of $6,328,010, pursuant to a Secured Promissory Note (the “Note”) and related loan documents executed between the Partnership and the Borrower. The Partnership funded $6,328,010 under the Note. The outstanding principal amount of the Note bears interest at a base rate equal to 12.0% per annum to be paid monthly. The outstanding principal balance of the Note, together with all accrued, unpaid interest thereon and other unpaid amounts due under the Note, are due and payable on the maturity date, June 21, 2007.

The Borrower’s obligations under the Note are secured by a first lien deed of trust filed on 190 developed single family home lots located in Thornton, Colorado, which was assigned from the Borrower to the Partnership upon the funding of the Note.

UMTH Land Development, L.P., a Texas limited partnership and the general partner of the Partnership, is the asset manager for, and an affiliate of, UDF.

The Partnership received a fairness opinion dated December 18, 2006 from Jackson, Claborn, Inc., an independent advisor, which states that the terms of the Note are fair and at least as favorable to the Partnership as such a transaction with an unaffiliated party in similar circumstances. UMTH Land Development, L.P. paid the independent advisor’s fees for services rendered in connection with preparation of the fairness opinion. Such fee is not reimbursable from the Partnership.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits

     The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	SECURED PROMISSORY NOTE

10.2	FAIRNESS OPINION

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding III, L.P.
	By:	UMTH Land Development, L.P.
Its General Partner

Dated: January 4, 2007	By:	/s/ Jeff Shirley
Jeff Shirley
President and Chief Executive Officer of UMTH Land Development, L.P.